Exhibit 99.1

Heritage Financial Holding Corporation Announces Results For The Quarter Ended June 30, 2004

DECATUR, Ala. (July 28, 2004) -- Heritage Financial Holding Corporation (OTC: HBFH), the parent company of Heritage Bank, today announced results for the second quarter of 2004 of $961,847 or $0.09 per share (basic).This represents a 98% increase over earnings of $484,588 or $0.05 per share (basic), from the same period last year. The second quarter earnings reflect improving loan quality which reduced the amount required in the loan loss reserve and reduced the collection expenses related to these loans. Earnings for this period also include a gain on the sale of investment securities of approximately $392,000, net of tax. Earnings for the six months ended June 30, 2004 were $1,578,067 or $0.15 per share (basic) versus $1,034,647 or $0.11 per share (basic) for the same period in 2003.This represents an increase of $543,420 or 53%.  Total assets were $545,747,000 and total deposits were $399,360,000 as of June 30, 2004.

On July 15, 2004, Heritage Financial Holding Corporation and The Peoples Holding Company jointly announced that they had signed a definitive merger agreement, pursuant to which Peoples will acquire Heritage.

Heritage Financial Holding Corporation is a community bank holding company with headquarters in Decatur, Alabama. Heritage Bank has banking centers located in Birmingham, Decatur and Huntsville.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical information, this press release may contain forward-looking statements which involve a number of risks and uncertainties and which are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, changes in interest rates; significant changes in the economy which could materially change anticipated credit quality trends and the Company’s ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenue and/or control expenses; an increase in credit losses (including increases due to a worsening of general economic conditions); regulatory developments that may affect the Company’s business; financial, legal, regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the banking industry and the financial services industry in general; and continued intense competition from numerous providers of products and services which compete with Heritage Bank; and other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (Part I, Item 1, Business - Cautionary

Notice Regarding Forward-Looking Statements) as filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.